Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements File No. 333-153059, effective August 18, 2008 on Form S-8 and Form S-8POS, File No. 333-183497, effective August 23, 2012 on Form S-3D and Form S-3DPOS, effective September 13, 2012 of Middlefield Banc Corp. of our report dated March 9, 2016, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2015.

/s/S.R. Snodgrass, P.C.

Wexford, PA

March 9, 2016